Exhibit 10.2

This document omits confidential quantitative
and qualitative performance factors.

[WASHINGTON MUTUAL LOGO]	2005 Leadership Bonus Plan (L01-03)

PLAN SUMMARY

Washington Mutual's Leadership Bonus Plan provides eligible employees in Levels 1 - 3 the opportunity to earn an annual cash bonus based on performance. Target bonuses are set by the Human Resources Committee as a percent of Base Salary and vary by Level and position. Actual bonuses are calculated by multiplying the achievement percent by the target bonus percent and Earned Salary.

The Plan year and performance measurement period is from January 1 through December 31. No award under this Plan is earned or paid until approved by Washington Mutual's Human Resources Committee of the Board of Directors (the "HR Committee").

PEFORMANCE METRICS AND WEIGHTS

The Plan measures and rewards performance against established company-wide performance metrics. In 2005, company performance is determined based on four metrics—corporate Non-interest Expense, Earnings per Share, Compliance Index, and Customer Satisfaction Index.

COMPANY-WIDE AND INDIVIDUAL PERFORMANCE WEIGHTS BY LEVEL

Level	Corporate Performance	Individual Performance
Levels 1-3	100%	—

The Company-wide score metrics are weighted as shown in the table below.

COMPANY-WIDE PERFORMANCE METRICS AND WEIGHTS

Non-interest Expense	Earnings per Share	Compliance Index	Customer Satisfaction Index
40%	35%	10%	15%

COMPANY-WIDE PERFORMANCE TARGETS

The HR Committee of Washington Mutual's Board of Directors established the following performance targets for 2005 company-wide metrics.

1

Non-Interest Expense

The Non-interest Expense metric is defined as net operating expenses offset by depositor/retail bank fees, securities fees, and commissions. The 2005 performance standards and payout range for this measure are:

NON-INTEREST EXPENSE (BILLIONS)	PERCENT PAYOUT
X	150%
X	140
X	130
X	120
X	110
X	100
X	90
X	80
X	70
X	60
X	50
X	0

Earnings per Share

The Earnings per Share (EPS) metric is defined as net income divided by average number of common shares outstanding as publicly reported. The 2005 performance standards and payout range for this measure are approved by the HR Committee, and are subject to automatic adjustment based on interest rates and other market factors as set forth below:

  •
  If the average three-month LIBOR1 is more than ±50 basis points from that assumed in the 2005 financial plan (Base Case as defined below), the EPS target in the Plan will change.

The London Interbank Offered Rate Index (LIBOR) is an average of the interest rates that major international banks charge each other to borrow U.S. dollars in the London money market. Like the U.S. treasury the CD indexes, LIBOR tends to move and adjust quite rapidly to changes in interest rates.

  •
  If the annual average spread between the average ten-year Treasury and the three-month LIBOR is more or less than the Base Case (as defined below), the Percent Payout will adjust up or down according to the following schedule.

	Payout Percent
CORPORATE EPS	Base Case*	Treasury/LIBOR Spread <1.35%	Treasury/LIBOR Spread >1.60%
X	150%	150%	140%
X	140	150	130
X	130	140	120
X	120	130	110
X	110	120	100
Target	100	110	90
X	90	100	80
X	80	90	70
X	70	80	60
X	60	70	50
X	50	60	50
X	0	0	0

* Base Case:	Average three-month LIBOR is between 2.50% and 3.00%
Average annual spread LIBOR/Treasury spread is between 1.35% and 1.60%

Compliance Index

The Compliance Index is composed of three compliance-related goals and measures. The overall payout will equal the arithmetic weighted average of the percent payouts for the three measures.

COMPLIANCE GOAL	WEIGHT	MEASURE	RESULT	PERCENT PAYOUT	COMMENTS
Compliance Exam	60%	Compliance Exam Rating	X X X X X	150 125 100 80 0	No Change from 2004 LBP. X Rating denotes leadership acknowledged in examination report. Interpretation of measures will be by the Board of Directors.
CRA Performance	30%	WaMu CRA Index	X X X X X X X X	150 130 120 110 100 90 80 0	See CRA Index description below. WAMU CRA Index Goal= X% to achieve Outstanding CRA Rating Measurement will be YTD index score as of December 15.
HMDA Data Quality	10%	Key Column Error Rate	X X X X X X X	150 140 120 100 80 60 0
No change in error rate targets. Regulatory communication received that target of X% will be maintained for 2005.

Measurement will be for YTD through last available month in 2005. Measurement to include funded and non-funded review results as reported by ADIT.

Payout at X only if X. Interpretation of measure will be by the Board of Directors.

					If any single line error rate for key column data exceeds 5%, maximum percent achievement is 100%.

WaMu CRA Index

CRA Index is a tool designed to measure WaMu's performance against all criteria included in the CRA examination. The index measures the Bank's performance against CRA goals and objectives established for the corporation in each market. Goal categories, benchmarks used to establish goals, and their relative weight are identified below:

CATEGORY	WEIGHT	BENCHMARK
LMI Borrower Lending	X%	X% of 2003 peer or WAMU performance, whichever is higher
LMI Tract Lending	X%	X% of 2003 peer or WAMU performance, whichever is higher
Small Business Lending Distribution	X%	2003 Peer performance or business distribution, whichever is lower
Community Development Lending	X%	X% of tier one capital
Community Development Investment	X%	X% of tier one capital
Community Development Service	X%	X CRA qualified volunteer activity / office / year

Customer Satisfaction Index

The Customer Satisfaction KPI is measured at the Corporate Level through the Voice of the Customer and Loyalty System (VOCALS).

  •
  Includes operations or service level diagnostics with targets based on customer feedback

  •
  Results highlight actions most likely to improve customer loyalty.

  •
  Internal performance will be aligned with external customer satisfaction.

For 2005, the scale for measuring external survey results reflects the VOCALs scoring method, and progress toward Target KPI, as shown below:

RESULT	PERCENT PAYOUT	COMMENTS
X	0%	KPIs shown at left reflect external customer satisfaction measures only.
X	50%
X	60%
X	75%
X	85%
X	90%	X points reflects baseline customer satisfaction.
X	91%
X	92%
X	93%
X	94%
X	95%
X	96%
X	97%
X	98%
X	99%
X	100%	X points reflects target KPI.
X	105%
X	115%
X	130%
X	150%

The Quality Services Management team collects and compiles all customer satisfaction survey results during the Plan year.

DEFINITIONS AND OTHER PLAN DETAILS

Eligible Job — An eligible job is one that is in Level 1 through 3.

Eligible Employee — An employee is eligible to participate in this Plan if the employee is employed by the Company as of December 31 of the Plan year in an eligible job, was in that job before October 1 of the Plan year, and does not participate in other cash incentive or bonus plans. Contract staff and limited term employees are not eligible to participate in this Plan.

  •
  Reductions in force—An otherwise eligible employee who separates employment prior to the end of the Plan year as a result of a reduction in work force may earn an award based on Earned Salary through the effective date of separation, as determined by the Company for that reduction in force.

  •
  Death, disability, or retirement—An otherwise eligible employee who separates prior to the end of the Plan year due to death, permanent disability, or approved retirement may be eligible to earn an award based on Earned Salary up to the last day of active employment.

Earned Salary — Earned Salary is the salary actually paid to an employee while the employee is in an eligible job during the Plan year. Earned Salary includes sick and vacation pay, but excludes disability pay, relocation, performance bonuses, sign-on bonuses, overrides, commissions, draws, or any other type of non-salary compensation. As provided in the Plan, bonus awards are calculated by multiplying Earned Salary by target bonus percent and achievement percent.

New Hires — An eligible employee hired before October 1 of the Plan year may earn a bonus based on Earned Salary from date of hire.

Mid-Year Job Changes — An employee who transfers to an eligible job during the Plan year may earn a bonus award based on Earned Salary while in the eligible job. Likewise, an employee who transfers out of an eligible job, but who is still employed by the Company as of December 31 of the Plan year may earn a bonus award based on Earned Salary up to the last day in the eligible job.

Mid-year Target Changes — If an otherwise eligible employee's bonus target changes during the Plan year (due to a promotion or other change), any bonus will be based on an adjusted target reflecting the effective date of the change.

Temporary Leave of Absence — An employee who takes a leave of absence during the Plan year may earn a bonus award based on Earned Salary during the Plan year.

Performance Requirements — Bonuses are awarded at the discretion of Management and the Board of Directors. As such, an employee with performance problems (as determined by their Manager), including but not limited to those rated "At Risk" or "Needs Development," or who engages in conduct that violates Washington Mutual's Code of Conduct, may be determined by Management to be ineligible for all or part of any potential bonus.

Payment of Awards — Awards under this Plan are earned on the date the HR Committee awards and approves the payment, and no employee has a right to receive a payment under this Plan before that date. Awards are generally paid in the last paycheck in January following the Plan year. Plan payments are subject to all applicable taxes and withholdings in the year paid.

Deferral — An employee who earns an award under this Plan and who is also eligible to participate in the Washington Mutual Deferred Compensation Plan may defer some or all of any bonus payout according to the provisions of the Deferred Compensation Plan. Contact the Employee Service Center and request Retirement Benefits—Deferred Compensation Team for enrollment information.

Performance-Based Compensation — Bonuses paid under this Plan are intended to qualify as performance-based remuneration under Section 162(m) of the Internal Revenue Code. As a result, the

HR Committee has the exclusive authority to determine whether performance targets have been met. In addition, any changes to targets made more than 90 days after the beginning of the performance period may result in a loss of a tax deduction for the Company.

At-Will Employment — Nothing in the Plan is intended to modify the at-will employment status. Employment at Washington Mutual is subject to the mutual consent of each employee and Washington Mutual, and either party may terminate employment at any time, without cause or prior notice.

Not a Contract — The terms of this Plan are not intended to be a contract, are not contractually enforceable, and are not intended to promise specific treatment in specific circumstances. Rather, they are guidelines that Washington Mutual reserves the right to amend or terminate without prior notice, and to apply and interpret within its sole discretion.

Equal Employment Opportunity — This Plan is administered and bonus compensation paid on an equal opportunity basis without regard to race, religion, sex, age, national origin, physical or mental disability, marital status, sexual orientation, or any other characteristic that is protected by applicable law.